Exhibit 4.63

EXECUTION COPY

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) to the March 18, 2013 Employment Agreement (“Employment Agreement”) between Stephen Spengler (the “Executive”) and Intelsat Corporation is entered into by the undersigned parties and is effective as of December 11, 2014.

1. Effective December 15, 2014, the Executive’s employment is transferred from Intelsat Corporation to Intelsat Management LLC, and the rights and obligations of Intelsat Corporation under the Employment Agreement are hereby assigned to Intelsat Management LLC. For the sake of clarity, you agree that the foregoing changes as well as the modifications provided elsewhere in this Amendment shall not give you grounds to terminate your employment or the Employment Agreement for Good Reason (as defined in the Employment Agreement). All references in the Employment Agreement to the Company shall be deemed to refer to Intelsat Management LLC.

2. Section 2(a) of the Employment Agreement is amended by modifying the second sentence thereof to read as follows:

“During the Term until April 1, 2015, the Executive shall serve as the Deputy Chief Executive Officer of Intelsat S.A. (“Parent”) and the Company, with such duties and responsibilities commensurate with his title and position as directed from time to time by the Chief Executive Officer of Parent and the Company, and the Board of Directors of Parent and the Company (as applicable, the “Board”). From and after April 1, 2015 through the end of the Term, the Executive shall serve as the Chief Executive Officer of Parent and the Company, with such duties and responsibilities commensurate with his title and position as directed from time to time by the Board.”

3. The first sentence of Section 3(a) of the Employment Agreement is amended to read as follows:

“During the Term, effective as of December 11, 2014, for all services rendered under this Agreement, the Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $650,000, which rate shall increase to $750,000 effective April 1, 2015, increase to $850,000 effective on or about March 1, 2016 (at the time that regular salary increases become effective for senior executive employees of the Company generally), and increase to $950,000 effective on or about March 1, 2017 (at the time that regular salary increases become effective for senior executive employees of the Company generally).”

4. Section 3(b) of the Employment Agreement is amended by adding the following as the new second and third sentence thereof:

“The Executive’s target bonus shall increase to 100% of Base Salary effective December 11, 2014, and the Executive’s target bonus shall increase to 125% of Base Salary effective April 1, 2015. For purposes of the 2014 calendar year (or other fiscal year period that includes December 11, 2014, if the Company changes from a calendar fiscal year), and 2015 calendar year (or other fiscal year period that includes April 1, 2015, if the Company changes from a calendar fiscal year), the target bonus for such period shall be determined by applying a weighted-average of the applicable target bonus amounts during such year.”

5. Section 4(d)(i) of the Employment Agreement is amended by replacing, in the second sentence thereof, the phrase “one and one-half (1.5) times the sum” with “two (2.0) times the sum”.

6. Exhibit A to the Employment Agreement is amended by modifying Section 10 thereof to increase the value of financial planning/tax preparation assistance/car allowance from “$20,000” to “$50,000” per year.

7. Exhibit A to the Employment Agreement is further amended by modifying Section 8 hereof to increase the value of the umbrella insurance policy coverage from “$10,000,000 per occurrence” (which had previously been increased by the Company to $15,000,000 without modifying the actual Employment Agreement) to “$20,000,000 per occurrence”.

8. Intelsat S.A. and Intelsat Management LLC shall each become a party to the Employment Agreement. Intelsat Corporation shall cease to be a party to the Employment Agreement.

9. As amended and modified by this Amendment, the Employment Agreement shall remain in full force and effect.

10. If there is any conflict between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of December 11, 2014.

INTELSAT S.A.

By:	/s/ Michelle V. Bryan
Name: Michelle V. Bryan
Title: Executive Vice President, General Counsel
and Chief Administrative Officer

INTELSAT CORPORATION

By:	/s/ Michelle V. Bryan
Name: Michelle V. Bryan
Title: Executive Vice President, General Counsel
and Chief Administrative Officer

INTELSAT MANAGEMENT LLC

By:	/s/ Michelle V. Bryan
Name: Michelle V. Bryan
Title: Deputy Chairman and Secretary

THE EXECUTIVE

/s/ Stephen Spengler
Stephen Spengler

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